SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

This Separation of Employment Agreement and General Release (“Agreement”) is entered into between Coventry Health Care, Inc. (“Coventry”) and Dale B. Wolf (“Mr. Wolf”).

WHEREAS, Mr. Wolf was employed by Coventry as Chief Executive Office pursuant to an Employment Agreement, as amended, dated December 19, 2007 (“2007 Employment Agreement”);

WHEREAS, Mr. Wolf’s employment by Coventry is being terminated as of April 30, 2009 (“Separation Date”); and

WHEREAS, Coventry and Mr. Wolf desire to resolve any and all issues relating to Mr. Wolf’s employment with and termination of employment from Coventry;

NOW THEREFORE, Coventry and Mr. Wolf, intending to be legally bound, do hereby agree as follows:

1.   The 2007 Employment Agreement is incorporated herein by reference.

2.   Coventry shall continue to pay Mr. Wolf his current base compensation and benefits through the Separation Date of April 30, 2009.

3.   Coventry shall pay to Mr. Wolf twenty-four (24) monthly payments for the two-year period from May 1, 2009 through April 30, 2011 of One Hundred Sixty Seven Thousand, Nine Hundred, Sixteen Dollars and Sixty Seven Cents ($167,916.67) each (which is equal to 1/24 of two times the aggregate of (a) Mr. Wolf’s current base salary; and (b) the average bonus compensation for Mr. Wolf for the calendar years 2007 and 2008 under Coventry’s 162(m) plan). Payments shall commence on May 1, 2009, subject to the six-month delay described in Section 16 below (which means that the delayed payment for the first six months will be made on November 13, 2009, the first pay period date of the seventh month following the Separation Date).

4.   Mr. Wolf’s accounts under the Mid-Term Executive Retention Program and any predecessor program (other than amounts credited for the current program year ending June 30, 2009) shall become fully vested on the Separation Date and shall be distributed within thirty (30) days after the Separation Date.

5.   Coventry shall pay to Mr. Wolf, on May 15, 2009, the lump sum payout of four weeks of accrued but unused vacation days earned by Mr. Wolf through April 30, 2009.

6.   Coventry shall pay Mr. Wolf for non-reimbursed business, auto, and travel expenses incurred by Mr. Wolf through April 30, 2009, and Mr. Wolf shall submit such expenses to Coventry no later than June 15, 2009.

7.   Coventry shall continue to provide medical, dental and vision insurance for Mr. Wolf and his dependents for the two-year period from May 1, 2009 through April 30, 2011, under the terms of the plans applicable to executive officers of Coventry. If Mr. Wolf elects such continued coverage, he shall pay the COBRA cost of such coverage and Coventry shall reimburse Mr. Wolf for the COBRA cost paid by Mr. Wolf.

8.    All outstanding stock options and restricted stock that were granted to Mr. Wolf and that would have vested through April 30, 2010 if Mr. Wolf had remained employed shall become vested (and, in the case of options, exercisable) as of the Separation Date. Coventry and Mr. Wolf agree that Mr. Wolf’s stock and vested stock options will be treated in the same manner as such equity of all other executive officers of Coventry in the event of a Change in Control of Coventry (as defined in Section 4.4(a) of the 2007 Employment Agreement or a Change in Control under the 2004 Stock Incentive Plan (or a predecessor plan) (the “Equity Plan”).

9.   Coventry acknowledges that Mr. Wolf is entitled to an Early Retirement Benefit under the Equity Plan of three years of exercise credit for vested stock options following termination by reason of Mr. Wolf being age 55 with more than 10 years of service as of April 30, 2009. As a result, all of Mr. Wolf’s vested stock options (including options that vest pursuant to Section 8 above) shall remain outstanding and exercisable for three years after the Separation Date (or until the expiration of the applicable option term, if earlier).

10. Coventry shall match any contribution by Mr. Wolf to the Coventry Health Care, Inc. 401(k) Restoration and Deferred Compensation Plan made according to plan terms for 2008, with the match credited no later than April 30, 2009 or such earlier date as such match is credited to other executive officers of Company.  All of Mr. Wolf’s matching contributions under the Coventry Health Care, Inc. 401(k) Restoration and Deferred Compensation Plan will become fully vested as of the Separation Date.  Coventry shall provide a lump sum payout of Mr. Wolf’s accrued benefits under such Plan during the seven month after the Separation Date and no later than November 13, 2009.

11. Mr. Wolf shall be allowed to roll over his Coventry Health Care, Inc. Retirement Savings Plan balance by June 30, 2009.

12. Mr. Wolf shall resign from all officer and director positions with Coventry, and any subsidiaries and affiliates of Coventry, effective April 30, 2009.

13. In the event of Mr. Wolf’s death, Coventry shall continue payout of all benefits provided under the Separation Agreement to Mr. Wolf’s designated beneficiary(ies), and Mr. Wolf’s dependents may continue family medical, dental, and vision insurance benefits through April 30, 2012 and receive COBRA and tax reimbursements as described in Section 7 above.

14. Coventry and Mr. Wolf agree that the post-employment restrictions contained in Section 6.4 of the 2007 Employment Agreement, incorporated herein by reference, shall remain in effect through April 30, 2011. Coventry and Mr. Wolf further agree that all other post-employment restrictions in any other agreements or plans are hereby waived, and that Mr. Wolf will not be required to sign any future post-employment restrictions as a condition of the receipt of any benefits under paragraph 9 herein.

15. In exchange for a full release and waiver of claims by Mr. Wolf, Coventry shall provide Mr. Wolf with a lump sum payment of Six Hundred and Fifty Thousand Dollars ($650,000) on May 1, 2009.

16. All payments under this Agreement will be made in accordance with section 409A of the Internal Revenue Code. As required by section 409A, the monthly payments that would otherwise be made under Section 3 above, and the tax gross up amounts described in Section 7 above, shall be postponed for the six-month period following the Separation Date. The postponed amounts shall be paid in a lump sum payment on the first pay-period date of the seventh month following the Separation Date (November 13, 2009), or within five days after Mr. Wolf’s date of death, if earlier.

17.  All payments under this Agreement shall be subject to applicable tax withholding. Tax withholding with respect to the restricted stock vesting under Section 8 above shall be made by share withholding on the vesting date. The shares withheld shall have a fair market value on the vesting date equal to the applicable tax withholding amount.

18.   Release and Waiver by the Parties

a.          In consideration for the benefits provided to Mr. Wolf under this Agreement, Mr. Wolf hereby RELEASES, AND FOREVER DISCHARGES Coventry, together with its parent, subsidiaries and affiliates, and its and their officers, directors, employees, agents, predecessors, shareholders, partners, successors, assigns, heirs, executors and administrators (hereinafter referred to collectively as “RELEASEES”), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has or hereafter may have, or which his heirs, executors or administrators hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of his employment with Coventry until the execution date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims concerning or relating in any way to his employment relationship or the termination of his employment relationship with Coventry, and including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., as amended (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. §621 et.seq., (the “ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 42 U.S.C.§12101 et seq., (the “ADA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., as amended (“ERISA”), the Family and Medical Leave Act, 29 U.S.C. 261 et. seq., and any and all other federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs.

b.          In consideration for the agreements made by Mr. Wolf under this Agreement, Coventry hereby RELEASES, AND FOREVER DISCHARGES, Mr. Wolf of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Coventry ever had, now has or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Mr. Wolf’s employment with Coventry until the execution date of this Separation Agreement.

c.         Mr. Wolf further agrees and covenants that neither he, nor any person, organization, or other entity on his behalf, will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any civil action, suit, or legal proceeding seeking any type of personal relief, or share in any remedy against any of the RELEASEES, involving any matter occurring at any time in the past up to and including the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred on or prior to the date of this Separation Agreement, except for breach of this Separation Agreement. In addition, Mr. Wolf also agrees and covenants that should he or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal injunctive, declaratory, monetary relief, despite his agreement not to do so hereunder, then he will pay all of the costs and expenses of the RELEASEES (including reasonable attorneys’ fees) incurred in the defense of any such action or undertaking.

                                    19.   Mr. Wolf hereby certifies and acknowledges that:

a.              He has read the terms of this Separation Agreement and understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE RELEASEES from any claims arising out of his employment relationship with Coventry, the terms and conditions of that employment relationship, and the termination of that employment relationship;

b.              He has signed this Agreement voluntarily and knowingly in exchange for the consideration provided, which he acknowledges is adequate and satisfactory;

c.              He has been advised in writing to consult with an attorney concerning this Agreement prior to signing this Agreement, and in fact has done so;

d.              Neither Coventry, nor any of its agents, representatives, employees, or attorneys, has made any representations concerning the terms or effects of this Agreement other than those contained herein; and

e.              He has been advised that the signing of this Agreement does not waive rights or claims that may arise after the date the Agreement is fully executed.

                                     20.   Mr. Wolf understands and agrees that:

a.              Any notices due or sent pursuant to the terms of this Agreement shall be sent by registered mail, return receipt requested, by same-day or overnight courier service, or by email to:

If to Mr. Wolf, then to:
Steven R. Wall
1701 Market Street
Philadelphia, PA 19103
swall@morganlewis.com

If to Coventry, then to:
Thomas C. Zielinski
Senior Vice President and General Counsel
Coventry Health Care, Inc.
401 Plymouth Road, Suite 350
Plymouth Meeting, PA 19462

     b.               This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties to this Agreement; and

     c.               A waiver of a breach under this Agreement shall not be a waiver of any other or subsequent breach or default, and the failure or delay by either party enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

21. The parties agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding among the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed herein. The parties further agree and acknowledge that the terms of this Agreement are contractual and not a mere recital and the parties intend this Agreement to be a contract, not an executory accord.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Separation of Employment Agreement and General Release on the date so indicated below:

/s/ Dale B. Wolf	May 5, 2009
Dale B. Wolf	Date
/s/ Mary Gail B. Wolf
Witness
Coventry Health Care, Inc.
/s/ Tom Zielinski	May 4, 2009
By:	Date

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